Exhibit 99.1

Eargo Appoints Katie Bayne to Board of Directors

28-year Coca-Cola Executive and Global Brand Builder Joins Effective June 9, 2021

SAN JOSE, CA. June 10, 2021 – Eargo, Inc. (Nasdaq: EAR), a medical device company on a mission to improve the quality of life of people with hearing loss, today announced the appointment of Katie Bayne to its Board of Directors, effective June 9, 2021. Ms. Bayne will serve as a member of the Nominating and Corporate Governance Committee. The appointment of Ms. Bayne fills the seat vacated by Juliet Tammenoms Bakker, following her resignation from the Board on June 9, 2021.

Christian Gormsen, President and CEO, said, “We are incredibly fortunate to welcome Katie to the Eargo team. She is exceptionally qualified and brings decades of experience building one of the most recognizable brands in the world, Coca-Cola. We believe she will make significant contributions in continuing to build Eargo’s national and eventually global brand.”

Josh Makower, MD, Chairman of the Board added, “Katie is a phenomenal addition to our Board. We believe she will help us accelerate executing one of our most important long term strategic initiatives: building the Eargo brand. We are fortunate to acquire this level of talent, and I am confident she will add tremendous value to our team. We would also like to thank Juliet for her contributions to the Board.”

Ms. Bayne brings more than 30 years of consumer marketing and operations experience to her new position on the Board of Directors, including over two decades at The Coca-Cola Company, where she served as President of North America Brands and Chief Marketing Officer for North America. The Founder and President of strategic consulting and advisory firm Bayne Advisors, Ms. Bayne also serves as a Senior Advisor at Guggenheim Securities, LLC. She has also served as an independent director at Acreage Holdings since January 2021, where she serves on the Audit Committee and at Jessica Alba’s purpose-driven lifestyle brand, The Honest Company since November 2018, where she serves as Chair of the Compensation Committee and a member of the Audit Committee. She brings over a decade of public Board experience in varied industries, including retail.

Ms. Bayne commented, “I have been extremely impressed with the way that Eargo has quickly established itself as a highly differentiated, disruptive player in the hearing health space. I look forward to working with the team to leverage the company’s solid foundation and recent growth as a launchpad for accelerating brand awareness and product adoption. The success of these initiatives will help us address the significant stigma and social isolation associated with hearing loss.”

About Eargo

Eargo is a medical device company dedicated to improving the quality of life of people with hearing loss. Our innovative product and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first and only virtually invisible, rechargeable, completely-in-canal, FDA regulated, exempt Class I or Class II devices for the treatment of hearing loss. Our differentiated, consumer-first solution empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from licensed hearing professionals via phone, text, email or video chat. The Eargo solution is offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

The company’s 4th generation product, the Eargo Neo HiFi, was launched in January 2020 and features improved capabilities across audio fidelity and bandwidth. The Eargo Neo HiFi is available for purchase here.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding Ms. Bayne’s contributions to our Board, our strategic initiatives and accelerating brand awareness and product adoption. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks, uncertainties and assumptions related to: our expectations concerning additional orders by existing customers; our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including our ability to maintain or increase insurance coverage of Eargo hearing aids; our ability to release new hearing aids and the anticipated features of any such hearing aids; developments and projections relating to our competitors and our industry, including competing products; our ability to maintain our competitive technological advantages against new entrants in our industry; the pricing of our hearing aids; our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products; our expectations with regard to changes in the regulatory landscape for hearing aid devices, including the implementation of the pending over-the-counter hearing aid pathway regulatory framework; and our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations. These and other risks are described in greater detail under the section titled “Risk Factors” contained in Eargo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Related Links

http://eargo.com

Investor Contact

Nick Laudico

Vice President of Investor Relations

ir@eargo.com

Media Contact

Brad Sheets

eargo@edelman.com

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